Exhibit 99.1

RH REPORTS RECORD FIRST QUARTER FISCAL 2019 RESULTS

GAAP EPS of $1.43, Adjusted Diluted EPS of $1.85 Increased 53% Versus $1.21 Last Year

Company Raises Fiscal 2019 Guidance

Corte Madera, CA - June 12th, 2019 - RH (NYSE: RH) today announced first quarter fiscal 2019 results. Chairman & Chief Executive Officer Gary Friedman provided an update on the Company’s continued evolution and outlook. RH Leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

FIRST QUARTER 2019 HIGHLIGHTS

Q1 GAAP NET REVENUES INCREASED +7.4% TO $598M

Q1 ADJUSTED NET REVENUES INCREASED +7.4% TO $599M

Q1 GAAP OPERATING INCOME INCREASED +43% TO $68.6M VS. $48.1M LY

Q1 ADJUSTED OPERATING INCOME INCREASED +43% TO $70.5M VS. $49.2M LY

Q1 GAAP OPERATING MARGIN INCREASED 290 BASIS POINTS TO 11.5% VS. 8.6% LY

Q1 ADJUSTED OPERATING MARGIN INCREASED 300 BASIS POINTS TO 11.8% VS. 8.8% LY

Q1 GAAP NET INCOME INCREASED +40% TO $35.7M VS. $25.5M LY

Q1 ADJUSTED NET INCOME INCREASED +48% TO $45.2M VS. $30.6M LY

Q1 GAAP EPS INCREASED +42% TO $1.43 VS. $1.01 LY

Q1 ADJUSTED DILUTED EPS INCREASED +53% TO $1.85 VS. $1.21 LY

As of February 3, 2019, the Company adopted Accounting Standards Update 2016-02, Accounting Standards Update 2018-10 and Accounting Standards Update 2018-11 (together, “ASC 842”), which pertain to accounting for leases. The Company’s previous and current guidance conforms to the new policy. Under the Company’s adoption method, the Company’s financial results for prior comparative periods are presented with adjustments to reflect the impact of ASC 842.  We have provided reconciliation tables that update historical results to reflect these changes in lease accounting standards.

Please see the tables below for a reconciliation of all GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

First quarter fiscal 2019 was an exceptional start to the year for Team RH. We generated record GAAP revenues of $598 million, an increase of 7.4%, record GAAP operating margin of 11.5%, record adjusted operating margin of 11.8%, record GAAP earnings per share of $1.43, and record adjusted diluted earnings per share of $1.85, a 53% increase versus $1.21 a year ago.

As a result of our strong first quarter results, we are raising our fiscal 2019 adjusted net revenue, adjusted operating income, adjusted operating margin and adjusted earnings guidance for the year as follows:

	Prior Guidance	Updated Guidance
Adjusted net revenues	$2,585.0 - $2,635.0	$2,642.8 - $2,662.8
Adjusted operating income	$309.4 - $331.6	$332.5 - $350.5
Adjusted operating margin	12.0% - 12.6%	12.6% - 13.2%
Adjusted net income	$204.0 - $220.0	$206.2 - $218.2
Adjusted diluted EPS	$8.05 - $8.69	$8.76 - $9.27

The above guidance reflects approximately $20 million of incremental interest expense due to the Company’s first quarter debt financings representing a $0.58 reduction to our fiscal 2019 adjusted diluted EPS guidance. This is offset by our repurchase of 2.17 million shares in the first quarter, which has a weighted average reduction of 1.79 million to our full year diluted share count and a $0.59 benefit to our fiscal 2019 adjusted diluted EPS guidance. As a reminder, the guidance reflects a normalized 26.0% tax rate.

Our focus on elevating the brand and architecting an integrated operating platform continues to result in our profit model leapfrogging past the home furnishings industry and RH becoming one of the few retailers that is growing revenues, expanding margins, increasing operating earnings, and driving significantly higher returns on invested capital.

First quarter revenues accelerated in late March, increasing 7.4% for the quarter compared to the prior year quarter. Net of the approximately 2 point negative drag from eliminating fringe promotions, adjusted net revenues increased 9.4% in the first quarter fiscal 2019. We remain cautiously optimistic that business momentum will continue despite negative macro trends and increased tariffs, supported by the recent introduction of RH Beach House, the continued elevation and expansion of our product offering, investments in RH Interior Design, plus the launch of RH Ski House and new galleries opening this fall.

Our largest and most important new Gallery, RH New York, continues to build momentum and is trending comfortably in excess of $100 million in annualized revenue. Two of our projects scheduled to open late in the fourth quarter, RH San Francisco, The Gallery at The Historic Bethlehem Steel Building, and RH Charlotte, The Gallery at Phillips Place, are experiencing slight delays and will now open in the first quarter of fiscal 2020. We have productive legacy galleries in each of those markets, and due to the late planned openings, we don’t anticipate a material impact to this year’s revenues.  We continue to be on track to achieve planned asset sales of $50 - $60 million in Fiscal 2019.  We are negotiating a letter of intent for the sale of RH Yountville and expect to begin receiving offers for RH Edina in the fall when the Gallery opens.

Looking forward, we expect to accelerate our real estate transformation to a rate of 5 to 7 new galleries in Fiscal 2020 and a minimum of 7 new galleries in Fiscal 2021.

As a reminder, embedded in our 2019 guidance is approximately 3 point revenue reduction as a result of editing unprofitable and non-strategic businesses, namely the elimination of the remaining holiday business (1 point), the elimination of fringe promotions (1 point), and the transition of our rug business from a single source importer to a direct sourcing model (1 point).  As planned, the drag was approximately 2 points in the first quarter and we expect the negative impact to be about 4 points in the second quarter, 2 points in the third quarter and 4 points in the fourth quarter.

Regarding China tariffs, we have renegotiated product costs and selectively raised prices to mitigate the impact of the increase from 10 to 25 percent. We are also moving certain production and new product development out of China, plus exploring new partnerships and expanding our own manufacturing facilities in the United States. Long term, we do not believe the current trade climate will impair our ability to achieve our stated financial goals and the expected impact from the increased tariffs is embedded in our guidance for the year.

We believe our Company remains undervalued, and we continued to execute our share repurchase program in the first quarter, acquiring 2.2 million shares at an average price of $115.36. Inclusive of our share repurchases in 2017 and 2018, we have repurchased 24.4 million shares, or approximately 60% of the total shares outstanding at an average price of $61.40. We believe the repurchase of our shares will prove to be an outstanding allocation of capital for the benefit of our long term shareholders.

In the first quarter we completed multiple debt financings totaling $380 million and amended our credit facility, which in aggregate added $420 million of new liquidity, supporting both further purchases under our share repurchase and the planned repayment of $350 million of convertible notes due June 15, 2019 and $300 million of convertible notes due July 15, 2020. We will continue to be opportunistic as it relates to the capital markets and the repurchase of our shares. Our net debt is currently 2.8x TTM Adjusted EBITDA and we project that we will end the year with net debt to TTM Adjusted EBITDA of approximately 2.0x.

Looking forward, we continue to see a clear path to $4 to $5 billion in North America revenues, and an international opportunity that could lead to RH becoming a $7 to $10 billion dollar global brand.

Our long term targets remain:

Net revenue growth of 8% to 12%

Adjusted operating margins in the mid to high teens

Adjusted net income growth of 15% to 20% annually

Return on invested capital (ROIC) in excess of 50%

We believe the following initiatives will lead to another step change in our financial performance and return on invested capital over the next several years.

1.Revenue growth driven by our real estate transformation, the elevation and expansion of our product offering, and investments in RH Interior Design will continue to leverage SG&A and Occupancy costs;

2.The cycling of several capital intensive real estate projects and the shift to predominantly capital light projects, will decrease occupancy costs and increase operating earnings and ROIC;

3.Increased inventory turns and decreased working capital requirements as a result of our new supply chain strategy will continue to drive lower costs and higher returns on invested capital. To put this point into perspective, if our inventory had grown at the same rate of revenues since Q1 2016, we would have approximately $470 million of additional inventory than we do today and significantly higher operating costs; and

4.Higher revenues, lower returns and reduced operating costs as a result of our new Home Delivery strategy. We have already identified cost savings of $15 to $20 million that will be captured over fiscal 2019 and 2020.

In total, the above initiatives should translate into an additional 400 to 600 basis points of operating margin and ROIC in excess of 50%.

We do understand that the strategies we are pursuing – opening the largest specialty retail experiences in our industry while most are shrinking the size of the retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating – are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape and, we would argue, will also prove to be equally valuable.

We would like to thank all of our people and partners whose passion and persistence bring our vision and values to life each and every day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Note: We define return on invested capital (ROIC) as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/ Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through June 26, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 6032768, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted net income margin, adjusted diluted earnings per share, normalized adjusted net income, normalized adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and Adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: Our fiscal 2019 guidance including our expectations for adjusted net revenue, adjusted operating income, adjusted operating income, adjusted net income, adjusted diluted EPS, the impact from the increased tariffs, and a 3 point revenue reduction as a result of editing unprofitable and non-strategic businesses, namely the elimination of the remaining holiday business (1 point), the elimination of fringe promotions (1 point), and the transition of our rug business from a single source importer to a direct sourcing model (1 point); our future opportunity, growth plans and strategies, including our focus on elevating the brand and architecting an integrated operating platform, our profit model leapfrogging past the home furnishings industry, and RH becoming one of the few retailers that is growing revenues, expanding margins, increasing operating earnings, and driving significantly higher returns on invested capital; our expectation that our business momentum will continue despite negative macro trends and increased tariffs, supported by the recent introduction of RH Beach House, the continued elevation and expansion of our product offering, investments in RH Interior Design, plus the launch of RH Ski House and new galleries opening this fall; our expectation that our RH New York gallery will continue to build momentum and trend comfortably in excess of $100 million in revenue annually; our plan to open RH San Francisco, The Gallery at The Historic Bethlehem Steel Building, and RH Charlotte, The Gallery at Phillips Place, in the first quarter of fiscal 2020, and our expectation that the slight delays in opening such galleries will not have a material impact on this year’s revenues; our expectation of receiving offers for RH Edina in the fall when the Gallery opens; our plans to move certain production and new product development out of China plus explore new partnerships and expand our own manufacturing facilities in the United States; our belief that in the long term the current trade climate will not impair our ability to achieve our stated financial goals; the expected  acceleration of our real estate transformation including the opening of 5 to 7 new galleries in fiscal 2020 and a minimum of 7 new galleries in fiscal 2021, our belief that our Company remains undervalued and that the repurchase of our shares will prove to be an outstanding allocation of capital for the benefit of our long term shareholders; our expectation that we will end the year with net debt to TTM Adjusted EBITDA of approximately 2.0x; our path to $4 to $5 billion in North America revenues; our expectations regarding an International opportunity that could lead to RH becoming a $7 to $10 billion dollar global brand; our long term targets, including net revenue growth of 8% to 12%, adjusted operating margins in the mid to high teens, adjusted net income growth of 15% to 20% annually and ROIC in excess of 50%; our belief that our initiatives, including (1) revenue growth driven by our real estate transformation, the elevation and expansion of our product offering, and investments in RH Interior Design that will continue to leverage SG&A and Occupancy costs, (2) the cycling of several capital intensive real estate projects and the shift to predominantly capital light projects that will decrease occupancy costs and increase operating earnings and ROIC, (3) increased inventory turns and decreased working capital requirements as a result of our new supply chain strategy that will continue to drive lower costs and higher returns on invested capital, and (4) higher revenues, lower returns and reduced operating costs as a result of our new Home Delivery strategy, including cost savings of $15 to $20 million that will be captured over fiscal 2019 and 2020, will lead to another step change in our financial performance and return on invested capital over the next several years and should translate into an additional 400 to 600 basis points of operating margin and return on invested capital in excess of 50%; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Allison Malkin

203-682-8225

allison.malkin@icrinc.com

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of retail Galleries, outlets and showrooms:

	May 4,	May 5,
	2019	2018
RH
Design Galleries	20	17
Legacy Galleries	43	46
Modern Galleries	2	2
Baby & Child Galleries	5	4
Total RH Galleries	70	69
Outlets	40	32

Waterworks Showrooms	15	15

As of May 4, 2019, six of our RH Design Galleries include an integrated RH Hospitality experience.

The following table presents RH Gallery and Waterworks showroom metrics and excludes outlets:

	Three Months Ended
	May 4,		May 5,
	2019		2018
		Total Leased Selling		Total Leased Selling
	Store Count	Square Footage	Store Count	Square Footage
		(in thousands)		(in thousands)
Beginning of period	86	1,089	83	981
RH Galleries:
Dallas RH Modern Gallery (relocation)	—	(4.5)	—	—
Dallas RH Baby & Child Gallery	(1)	(3.7)	—	—
Dallas legacy Gallery (relocation)	—	(2.6)	—	—
Portland Design Gallery	—	—	1	26.0
Dallas RH Modern Gallery	—	—	1	8.2
Portland legacy Gallery	—	—	(1)	(4.7)
Waterworks Showrooms:
Waterworks Scottsdale Showroom	—	—	1	2.2
Waterworks Scottsdale Showroom	—	—	(1)	(1.1)
End of period	85	1,078	84	1,012

Weighted-average leased selling square footage		1,084		984
% Growth year over year		10%		8%

See the Company’s most recent Form 10‑K and Form 10‑Q filings for square footage definitions.

Total leased square footage as of May 4, 2019 and May 5, 2018 was 1,454,000 and 1,358,000, respectively.

Weighted-average leased square footage for the three months ended May 4, 2019 and May 5, 2018 was 1,461,000 and 1,323,000, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	May 4,	% of Net	May 5,	% of Net
	2019	Revenues	2018	Revenues
Net revenues	$598,421	100.0%	$557,406	100.0%
Cost of goods sold	365,607	61.1%	348,073	62.4%
Gross profit	232,814	38.9%	209,333	37.6%
Selling, general and administrative expenses	164,181	27.4%	161,186	29.0%
Income from operations	68,633	11.5%	48,147	8.6%
Interest expense—net	21,118	3.6%	15,098	2.7%
Income before income taxes	47,515	7.9%	33,049	5.9%
Income tax expense	11,793	1.9%	7,588	1.3%
Net income	$35,722	6.0%	$25,461	4.6%

Weighted-average shares used in computing basic net income per share	19,976,858		21,545,025
Basic net income per share	$1.79		$1.18

Weighted-average shares used in computing diluted net income per share	24,933,987		25,230,228
Diluted net income per share	$1.43		$1.01

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 4,	February 2,	May 5,
	2019	2019	2018
ASSETS
Cash, cash equivalents and restricted cash	$102,550	$5,803	$20,796
Merchandise inventories	530,190	531,947	530,657
Other current assets	189,325	166,217	97,917
Total current assets	822,065	703,967	649,370
Property and equipment—net	954,142	952,957	750,532
Operating lease right-of-use assets	432,212	440,504	496,412
Goodwill and intangible assets	210,371	210,401	242,512
Other non-current assets	127,042	115,189	130,647
Total assets	$2,545,832	$2,423,018	$2,269,473

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$289,146	$320,497	$264,628
Convertible senior notes due 2019—net	347,918	343,789	—
Operating lease liabilities	56,601	66,249	69,580
Deferred revenue, customer deposits and other current liabilities	317,945	262,051	239,524
Total current liabilities	1,011,610	992,586	573,732
Asset based credit facility	—	57,500	219,000
Term loans—net	316,205	—	79,528
Promissory notes—net	40,208	—	11,285
Convertible senior notes due 2019—net	—	—	331,678
Convertible senior notes due 2020—net	275,884	271,157	257,425
Convertible senior notes due 2023—net	253,424	249,151	—
Non-current operating lease liabilities	427,961	437,557	487,603
Non-current finance lease liabilities	436,228	421,245	257,811
Other non-current obligations	31,685	32,512	46,185
Total liabilities	2,793,205	2,461,708	2,264,247

Stockholders’ equity (deficit)	(247,373)	(38,690)	5,226
Total liabilities and stockholders’ equity (deficit)	$2,545,832	$2,423,018	$2,269,473

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$35,722	$25,461
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27,189	22,745
Other non-cash items	39,168	36,986
Change in assets and liabilities:
Prepaid expense and other assets	(17,846)	(31,486)
Accounts payable and accrued expenses	(38,595)	(46,674)
Current and non-current operating lease liability	(27,131)	(16,589)
Other changes in assets and liabilities	20,317	6,328
Net cash provided by (used in) operating activities	38,824	(3,229)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,916)	(17,679)
Net cash used in investing activities	(7,916)	(17,679)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under asset based credit facility	(57,500)	19,030
Net borrowings under term loans	320,000	—
Net borrowings (repayments) under promissory and equipment security notes	59,017	(1,491)
Debt issuance costs	(4,499)	—
Repurchases of common stock—including commissions	(250,032)	—
Other financing activities	(1,153)	796
Net cash provided by financing activities	65,833	18,335
Effects of foreign currency exchange rate translation	6	(62)
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	96,747	(2,635)
Cash and cash equivalents
Beginning of period—cash and cash equivalents	5,803	17,907
Beginning of period—restricted cash equivalents (construction related deposits)	—	7,407
Beginning of period—cash and cash equivalents and restricted cash equivalents	$5,803	$25,314

End of period—cash and cash equivalents	37,550	20,796
End of period—restricted cash	65,000	—
End of period—restricted cash equivalents (construction related deposits)	—	1,883
End of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$102,550	$22,679

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
Net cash provided by (used in) operating activities	$38,824	$(3,229)
Capital expenditures	(7,916)	(17,679)
Principal payments under finance leases	(2,129)	(1,776)
Free cash flow [a]	$28,779	$(22,684)

[a]

Free cash flow is calculated as net cash provided by (used in) operating activities, less capital expenditures and principal payments under finance leases. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
GAAP net income	$35,722	$25,461
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	413	—
Cost of goods sold:
Asset impairments and change in useful lives [b]	2,993	—
Recall accrual [a]	(2,061)	(254)
Impact of inventory step-up [c]	—	190
Selling, general and administrative expenses:
Asset impairments and change in useful lives [b]	483	—
Recall accrual [a]	33	—
Loss on asset disposal reversal [d]	—	(840)
Legal costs [e]	—	1,915
Interest expense—net:
Amortization of debt discount [f]	11,689	7,272
Subtotal adjusted items	13,550	8,283
Impact of income tax items [g]	(4,084)	(3,158)
Adjusted net income [h]	$45,188	$30,586

[a]	Represents an adjustment to net revenues, increase in cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[b]

Represents the acceleration of depreciation expense of $3.0 million due to a change in the estimated useful lives of certain assets, as well as a $0.5 million charge related to the termination of a service agreement associated with such assets.

[c]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[d]	Represents the reversal of an estimated loss on disposal of asset due to negotiations of the sales price being finalized.
[e]	Represents costs incurred in connection with a legal settlement.
[f]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”) and for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), we separated the 2019 Notes, 2020 Notes and 2023 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes and 2023 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes and 2023 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes and 2023 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.7 million and $0.6 million during the three months ended May 4, 2019 and May 5, 2018, respectively.

[g]	Assumes a normalized tax rate of 26% for the three months ended May 4, 2019 and May 5, 2018.
[h]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
Diluted net income per share	$1.43	$1.01

Pro forma diluted net income per share [a]	$1.46	$1.01
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.48	0.29
Asset impairments and change in useful lives	0.14	—
Recall accrual	(0.07)	(0.01)
Loss on asset disposal reversal	—	(0.04)
Impact of inventory step-up	—	0.01
Legal costs	—	0.08
Subtotal adjusted items	0.55	0.33
Impact of income tax items [b]	(0.16)	(0.13)
Adjusted diluted net income per share [c]	$1.85	$1.21

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended May 4, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 24,449,403, which excludes dilution related to the 2019 Notes and 2020 Notes of 484,584 shares.

[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
Net revenues	$598,421	$557,406
Recall accrual [a]	413	—
Adjusted net revenues [b]	$598,834	$557,406

Gross profit	$232,814	$209,333
Asset impairments and change in useful lives [a]	2,993	—
Recall accrual [a]	(1,648)	(254)
Impact of inventory step-up [a]	—	190
Adjusted gross profit [b]	$234,159	$209,269

Gross margin [c]	38.9%	37.6%
Adjusted gross margin [c]	39.1%	37.5%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
Net income	$35,722	$25,461
Interest expense—net	21,118	15,098
Income tax expense	11,793	7,588
Operating income	68,633	48,147
Asset impairments and change in useful lives [a]	3,476	—
Recall accrual [a]	(1,615)	(254)
Loss on asset disposal reversal [a]	—	(840)
Impact of inventory step-up [a]	—	190
Legal costs [a]	—	1,915
Adjusted operating income [b]	$70,494	$49,158

Net revenues	$598,421	$557,406
Adjusted net revenues [c]	$598,834	$557,406

Operating margin [c]	11.5%	8.6%
Adjusted operating margin [c]	11.8%	8.8%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	May 4,	May 5,
	2019	2018
Net income	$35,722	$25,461
Depreciation and amortization	27,189	22,745
Interest expense—net	21,118	15,098
Income tax expense	11,793	7,588
EBITDA [a]	95,822	70,892
Stock-based compensation [b]	5,695	7,997
Asset impairments and change in useful lives [c]	483	—
Recall accrual [c]	(1,615)	(254)
Loss on asset disposal reversal [c]	—	(840)
Impact of inventory step-up [c]	—	190
Legal costs [c]	—	1,915
Adjusted EBITDA [a]	$100,385	$79,900

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of stock-based compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

RECONCILIATION OF NET INCOME TO EBITDA

AND ADJUSTED EBITDA TRAILING TWELVE MONTHS

(In thousands)

(Unaudited)

Trailing Twelve Months
May 4,
2019
Net income	$145,992
Depreciation and amortization	97,276
Interest expense—net	73,789
Goodwill and tradename impairment [a]	32,086
Loss on extinguishment of debt [b]	917
Income tax expense	29,438
EBITDA [c]	379,498
Stock-based compensation [d]	21,820
Reorganization related costs [e]	9,977
Asset held for sale impairment [f]	8,497
Distribution center closures [g]	3,886
Lease losses [h]	3,411
Asset impairments and change in useful lives [i]	1,679
Recall accrual [j]	258
Impact of inventory step-up [k]	190
Legal settlement [l]	(7,204)
Adjusted EBITDA [c]	$422,012

[a]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[b]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[c]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[d]	Represents non-cash compensation related to equity awards granted to employees.
[e]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[f]	Represents the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[g]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[h]

The adjustment represents additional lease related charges due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[i]	Represents a $1.2 million inventory impairment charge related to holiday merchandise and a $0.5 million charge related to the termination of a service agreement.
[j]	Represents adjustments to net revenues and cost of goods sold, inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[k]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[l]	Represents a favorable legal settlement, net of related legal expenses.

ASC 842 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted Accounting Standards Update (“ASU”) 2016‑02, ASU 2018-10 and ASU 2018-11 (together, “ASC 842”), which pertain to accounting for leases, on February 3, 2019, the first day of our first fiscal quarter of 2019, using a modified retrospective approach. Under this adoption method, the results of prior comparative periods are revised with an adjustment to opening retained earnings of fiscal 2017.

Condensed Consolidated Statements of Income

The following tables summarize the impact of adopting ASC 842 on our fiscal 2018 annual and quarterly condensed consolidated statements of income:

	Year Ended February 2, 2019
	As Reported	Adjustment		As Adjusted
Net revenues	$2,505,653	$—		$2,505,653
Cost of goods sold	1,504,806	15,270	[a]	1,520,076
Gross profit	1,000,847	(15,270)		985,577
Selling, general and administrative expenses	711,617	12,224	[b][c]	723,841
Income from operations	289,230	(27,494)		261,736
Other expenses
Interest expense—net	75,074	(7,305)	[d]	67,769
Goodwill and tradename impairment	32,086	—		32,086
Loss on extinguishment of debt	917	—		917
Total other expenses	108,077	(7,305)		100,772
Income before income taxes	181,153	(20,189)		160,964
Income tax expense	30,514	(5,281)	[e]	25,233
Net income	$150,639	$(14,908)		$135,731
Weighted-average shares used in computing basic net income per share	21,613,678	—		21,613,678
Basic net income per share	$6.97	$(0.69)		$6.28
Weighted-average shares used in computing diluted net income per share	26,533,225	—		26,533,225
Diluted net income per share	$5.68	$(0.56)		$5.12

	Three Months Ended May 5, 2018
	As Reported	Adjustment		As Adjusted
Net revenues	$557,406	$—		$557,406
Cost of goods sold	345,371	2,702	[a]	348,073
Gross profit	212,035	(2,702)		209,333
Selling, general and administrative expenses	158,434	2,752	[b]	161,186
Income from operations	53,601	(5,454)		48,147
Interest expense—net	17,035	(1,937)	[d]	15,098
Income before income taxes	36,566	(3,517)		33,049
Income tax expense	8,507	(919)	[e]	7,588
Net income	$28,059	$(2,598)		$25,461
Weighted-average shares used in computing basic net income per share	21,545,025	—		21,545,025
Basic net income per share	$1.30	$(0.12)		$1.18
Weighted-average shares used in computing diluted net income per share	25,230,228	—		25,230,228
Diluted net income per share	$1.11	$(0.10)		$1.01

	Three Months Ended August 4, 2018
	As Reported	Adjustment		As Adjusted
Net revenues	$640,798	$—		$640,798
Cost of goods sold	369,198	3,256	[a]	372,454
Gross profit	271,600	(3,256)		268,344
Selling, general and administrative expenses	186,225	296	[b]	186,521
Income from operations	85,375	(3,552)		81,823
Other expenses
Interest expense—net	17,480	(2,013)	[d]	15,467
Loss on extinguishment of debt	917	—		917
Total other expenses	18,397	(2,013)		16,384
Income before income taxes	66,978	(1,539)		65,439
Income tax expense	2,936	(403)	[e]	2,533
Net income	$64,042	$(1,136)		$62,906
Weighted-average shares used in computing basic net income per share	21,925,702	—		21,925,702
Basic net income per share	$2.92	$(0.05)		$2.87
Weighted-average shares used in computing diluted net income per share	27,496,561	—		27,496,561
Diluted net income per share	$2.33	$(0.04)		$2.29

	Three Months Ended November 3, 2018
	As Reported	Adjustment		As Adjusted
Net revenues	$636,558	$—		$636,558
Cost of goods sold	382,047	4,490	[a]	386,537
Gross profit	254,511	(4,490)		250,021
Selling, general and administrative expenses	207,495	298	[b]	207,793
Income from operations	47,016	(4,788)		42,228
Interest expense—net	19,371	(1,676)	[d]	17,695
Income before income taxes	27,645	(3,112)		24,533
Income tax expense	5,234	(815)	[e]	4,419
Net income	$22,411	$(2,297)		$20,114
Weighted-average shares used in computing basic net income per share	22,082,141	—		22,082,141
Basic net income per share	$1.01	$(0.10)		$0.91
Weighted-average shares used in computing diluted net income per share	27,703,319	—		27,703,319
Diluted net income per share	$0.81	$(0.08)		$0.73

	Three Months Ended February 2, 2019
	As Reported	Adjustment		As Adjusted
Net revenues	$670,891	$—		$670,891
Cost of goods sold	408,190	4,822	[a]	413,012
Gross profit	262,701	(4,822)		257,879
Selling, general and administrative expenses	159,463	8,878	[b][c]	168,341
Income from operations	103,238	(13,700)		89,538
Other expenses
Interest expense—net	21,188	(1,679)	[d]	19,509
Goodwill and tradename impairment	32,086	—		32,086
Total other expenses	53,274	(1,679)		51,595
Income before income taxes	49,964	(12,021)		37,943
Income tax expense	13,837	(3,144)	[e]	10,693
Net income	$36,127	$(8,877)		$27,250
Weighted-average shares used in computing basic net income per share	20,901,841	—		20,901,841
Basic net income per share	$1.73	$(0.43)		$1.30
Weighted-average shares used in computing diluted net income per share	25,702,791	—		25,702,791
Diluted net income per share	$1.41	$(0.35)		$1.06

[a]	Represents the acceleration of lease costs primarily due to reclassification of certain leases from build-to-suit arrangements to finance lease right-of-use assets upon adoption of ASC 842.
[b]

The year ended February 2, 2019 and three months ended May 5, 2018 include lease costs of $1.2 million associated with a  location that were previously accounted for under ASC 420—Exit or Disposal Cost Obligations guidance.

[c]	The year ended February 2, 2019 and three months ended February 2, 2019 include an impairment of approximately $8.5 million related to an asset held for sale under a sale-leaseback transaction.
[d]

Represents a decrease in build-to-suit interest expense due to derecognition of build-to-suit arrangements upon adoption of ASC 842, partially offset by an increase in interest expense related to finance lease right-of-use assets.

[e]	Represents the tax impact of the income statement adjustments resulting from the adoption of ASC 842.

Condensed Consolidated Balance Sheet

The following table summarizes the impact of adopting ASC 842 on certain line items of our fiscal 2018 condensed consolidated balance sheet:

	February 2, 2019
	As Reported	Adjustment		As Adjusted
Other current assets	$144,943	$21,274	[a]	$166,217
Property and equipment—net	863,562	89,395	[b]	952,957
Operating lease right-of-use assets	—	440,504	[c]	440,504
Other non-current assets	49,378	65,811	[d]	115,189
Accounts payable and accrued expenses	320,441	56	[e]	320,497
Operating lease liabilities	—	66,249	[c]	66,249
Deferred revenue, customer deposits and other current liabilities	253,942	8,109	[f]	262,051
Financing obligations under built-to-suit lease transactions	228,928	(228,928)	[g]	—
Non-current operating lease liabilities	—	437,557	[c]	437,557
Non-current finance lease liabilities	—	421,245	[f]	421,245
Other non-current obligations	104,088	(71,576)	[h]	32,512
Total stockholders’ deficit	(22,962)	(15,728)	[i]	(38,690)

[a]

Includes the recognition of asset held for sale under a sale-leaseback transaction, partially offset by the reclassification of prepaid rent to operating lease liabilities and other current liabilities (for finance leases).

[b]

Represents (i) recognition of finance lease right-of-use assets, partially offset by (ii) derecognition of non-Company owned properties that were capitalized under previously existing build-to-suit accounting policies, (iii) reclassification of construction in progress assets determined to be landlord assets to other non-current assets and (iv) reclassification of initial direct costs related to operating leases to operating lease right-of-use assets.

[c]

Represents recognition of operating lease right-of-use assets and corresponding current and non-current lease liabilities. The operating lease right-of-use asset also includes the reclassification of deferred rent and unamortized lease incentives related to operating leases and the reclassification of initial direct costs from property and equipment—net.

[d]

Primarily represents reclassification from property and equipment—net of construction in progress assets determined to be landlord assets for which the lease has not yet commenced, as well as the recognition of net deferred tax assets related to the adoption of ASC 842.

[e]	Represents a reclassification of an accrual for real estate taxes.
[f]

Primarily represents recognition of the current and non-current finance lease liabilities. The other current liabilities line item also includes the reclassification of current obligations associated with leases previously reported as capital leases to finance lease liabilities.

[g]	Represents derecognition of liabilities related to non-Company owned properties that were consolidated under previously existing build-to-suit accounting policies.
[h]

Includes reclassification of deferred rent and unamortized lease incentives to operating lease right-of-use assets upon adoption of ASC 842, as well as derecognition of the net lease loss liabilities as such balances were reclassified to operating lease right-of-use assets and operating current and non-current liabilities, and the reclassification of non-current obligations associated with leases previously reported as capital leases to finance lease liabilities.

[i]

Represents a decrease to the consolidated net income for fiscal 2017 and fiscal 2018, as well as an increase of $4.0 million to beginning fiscal 2017 retained earnings related to the adoption of ASC 842.

ASC 842: Reconciliation of Net Income to Adjusted Net Income

The following table presents our adjusted reconciliation of net income to adjusted net income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Adjustments pre-tax:
Net revenues:
Recall accrual [a]	—	1,853	1,948	932	4,733
Cost of goods sold:
Recall accrual [a]	(254)	(3,262)	1,738	(2,361)	(4,139)
Asset impairments and change in useful lives [b]	—	—	—	3,807	3,807
Distribution center closures [c]	—	—	1,478	—	1,478
Impact of inventory step-up [d]	190	190	—	—	380
Selling, general and administrative expenses:
Reorganization related costs [e]	—	1,721	7,564	692	9,977
Asset held for sale impairment [f]	—	—	—	8,497	8,497
Lease losses [g]	—	—	3,411	—	3,411
Distribution center closures [c]	(840)	—	2,408	—	1,568
Recall accrual [a]	—	345	300	380	1,025
Legal settlement [h]	1,915	(7,204)	—	—	(5,289)
Other expenses:
Amortization of debt discount [i]	7,272	9,000	11,283	11,661	39,216
Goodwill and tradename impairment [j]	—	—	—	32,086	32,086
Loss on extinguishment of debt [k]	—	917	—	—	917
Subtotal adjusted items	8,283	3,560	30,130	55,694	97,667
Impact of income tax items [l]	(3,158)	(15,407)	(9,793)	(13,653)	(42,011)
Adjusted net income [m]	$30,586	$51,059	$40,451	$69,291	$191,387

[a]	Represents adjustments to net revenues and cost of goods sold, inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[b]

The adjustment includes accelerated depreciation expense of $2.6 million due to a change in the estimated useful lives of certain assets and a $1.2 million inventory impairment charge related to holiday merchandise.

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[f]	Represents the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[g]

Represents adjustment represents additional lease related charges due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[h]	Represents a favorable legal settlement and related legal expenses.
[i]

Refer to footnote [f]  within table titled “Reconciliation of GAAP Net Income to Adjusted Net Income.” Amounts are presented net of interest capitalized for capital projects of $0.6 million, $0.8 million, $0.7 million and $0.6 million during the first, second, third and fourth quarters of fiscal 2018, respectively. Fiscal 2018 is presented net of interest capitalized for capital projects of $2.7 million.

[j]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[k]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[l]	Assumes a normalized tax rate of 26% for each period presented.
[m]	Refer to footnote [h] within table titled “Reconciliation of GAAP Net Income to Adjusted Net Income.”

ASC 842: Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

The following table presents our adjusted reconciliation of net income to adjusted net income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Diluted net income per share	$1.01	$2.29	$0.73	$1.06	$5.12

Pro forma diluted net income per share [a]	$1.01	$2.32	$0.74	$1.07	$5.18
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.29	0.34	0.42	0.46	1.50
Goodwill and tradename impairment	—	—	—	1.27	1.23
Reorganization related costs	—	0.06	0.28	0.03	0.38
Asset held for sale impairment	—	—	—	0.34	0.32
Asset impairments and change in useful lives	—	—	—	0.14	0.14
Lease losses	—	—	0.12	—	0.13
Distribution center closures	(0.04)	—	0.14	—	0.12
Recall accrual	(0.01)	(0.04)	0.15	(0.04)	0.06
Loss on extinguishment of debt	—	0.03	—	—	0.04
Impact of inventory step-up	0.01	0.01	—	—	0.01
Legal settlement	0.08	(0.27)	—	—	(0.20)
Subtotal adjusted items	0.33	0.13	1.11	2.20	3.73
Impact of income tax items [b]	(0.13)	(0.56)	(0.35)	(0.54)	(1.60)
Adjusted diluted net income per share [c]	$1.21	$1.89	$1.50	$2.73	$7.31

[a]

Refer to footnote [a] within table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share.” Pro forma diluted net income per share for the second quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,084,293, which excludes dilution related to the 2019 Notes and 2020 Notes of 412,268 shares. Pro forma diluted net income per share for the third quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,048,517, which excludes dilution related to the 2019 Notes and 2020 Notes of 654,802 shares. Pro forma diluted net income per share for the fourth quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,360,886, which excludes dilution related to the 2019 Notes and 2020 Notes of 341,905 shares. Pro forma diluted net income per share for fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.

[b]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Refer to footnote [c] within table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share.”

ASC 842: Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit

The following table presents our adjusted reconciliation of net revenues to adjusted net revenues and gross profit to adjusted gross profit for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net revenues	$557,406	$640,798	$636,558	$670,891	$2,505,653
Recall accrual [a]	—	1,853	1,948	932	4,733
Adjusted net revenues [b]	$557,406	$642,651	$638,506	$671,823	$2,510,386

Gross profit	$209,333	$268,344	$250,021	$257,879	$985,577
Recall accrual [a]	(254)	(1,409)	3,686	(1,429)	594
Asset impairments and change in useful lives [a]	—	—	—	3,807	3,807
Distribution center closures [a]	—	—	1,478	—
Impact of inventory step-up [a]	190	190	—	—	380
Adjusted gross profit [b]	$209,269	$267,125	$255,185	$260,257	$991,836

Gross margin [c]	37.6%	41.9%	39.3%	38.4%	39.3%
Adjusted gross margin [c]	37.5%	41.6%	40.0%	38.7%	39.5%

[a]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to footnote [b] within table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit.”
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

ASC 842: Reconciliation of Net Income to Operating Income and Adjusted Operating Income

The following table presents our adjusted reconciliation of net income to operating income and adjusted operating income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Interest expense—net	15,098	15,467	17,695	19,509	67,769
Goodwill and tradename impairment	—	—	—	32,086	32,086
Loss on extinguishment of debt	—	917	—	—	917
Income tax expense	7,588	2,533	4,419	10,693	25,233
Operating income	48,147	81,823	42,228	89,538	261,736
Reorganization related costs [a]	—	1,721	7,564	692	9,977
Asset held for sale impairment [a]	—	—	—	8,497	8,497
Asset impairments and change in useful lives [a]	—	—	—	3,807	3,807
Lease losses [a]	—	—	3,411	—	3,411
Distribution center closures [a]	(840)	—	3,886	—	3,046
Recall accrual [a]	(254)	(1,064)	3,986	(1,049)	1,619
Impact of inventory step-up [a]	190	190	—	—	380
Legal settlement [a]	1,915	(7,204)	—	—	(5,289)
Adjusted operating income [b]	$49,158	$75,466	$61,075	$101,485	$287,184

Net revenues	$557,406	$640,798	$636,558	$670,891	$2,505,653
Adjusted net revenues [c]	$557,406	$642,651	$638,506	$671,823	$2,510,386

Operating margin [c]	8.6%	12.8%	6.6%	13.4%	10.5%
Adjusted operating margin [c]	8.8%	11.7%	9.6%	15.1%	11.4%

[a]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to footnote [b] within table titled “Reconciliation of Net Income to Operating Income and Adjusted Operating Income.”
[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to above table titled “ASC 842: Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

SECOND QUARTER AND FISCAL 2019 OUTLOOK

(In millions, except per share data)

The Company is providing the following outlook for the second quarter and full year fiscal 2019:

	Second Quarter	Fiscal Year
	2019	2019
Adjusted net revenues	$681.0 - $688.0	$2,642.8 - $2,662.8
% growth vs. prior year	6% - 7%	5% - 6%

Adjusted gross margin	41.1% - 41.4%	40.5% - 40.8%
(% of net revenues)

Adjusted SG&A	28.6% - 28.5%	27.9% - 27.6%
(as % of net revenues)

Adjusted operating income	$85.0 - $89.0	$332.5 - $350.5
% growth vs. prior year	13% - 18%	16% - 22%

Adjusted operating margin	12.5% - 12.9%	12.6% - 13.2%
(% of net revenues)

Adjusted net income	$52.0 - $55.0	$206.2 - $218.2

Adjusted diluted EPS	$2.33 - $2.47	$8.76 - $9.27
% growth vs. prior year	24% - 31%	20% - 27%

Capital expenditures—net of landlord contributions	––	$165 - $185

Asset sales	––	$50 - $60

Free cash flow	––	$250 - $275

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; and non-cash amortization of debt discount, among others. The exclusion of these charges and costs in future periods could have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

ESTIMATED DILUTED SHARES OUTSTANDING

(In millions)

	Average Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Q2 2019 adjusted diluted shares outstanding [a]	21.96	22.60	23.04	23.39	23.85	24.54
Fiscal 2019 adjusted diluted shares outstanding [a]	22.37	22.99	23.44	23.79	24.25	24.93

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]	Includes 0.134 million and 0.562 million incremental shares at $180.00 and $200.00 average share price, respectively, due to dilution from the convertible notes.